Exhibit 10.1

EXECUTION COPY

SECOND AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT, dated as of 3 July 2009 (this “Agreement”), by and between Virgin Media Inc. (f/k/a NTL Incorporated), a Delaware corporation (the “Company”), and James F. Mooney (the “Executive”).

WHEREAS, the Executive has been employed as the Chairman of the Board of Directors of the Company (the “Board”) since 3 March 2006, pursuant to the terms of an amended and restated employment agreement dated as of 5 July 2006 (“First Amended and Restated Agreement”); and

WHEREAS, the Company and the Executive each desire to further amend and restate the First Amended and Restated Agreement in its entirety to extend the Employment Term, provide for a transition of certain of the Executive’s responsibilities to the Company’s Chief Executive Officer (the “CEO”) and to provide for certain additional restricted stock grants to the Executive;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Amendment; Employment Term. The First Amended and Restated Agreement is hereby amended and restated in its entirety by this Agreement.  Except for earlier termination as provided for in Section 7, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing on 1 May 2009 (the “Restatement Effective Date”) and ending on 31 December 2010 (the “Employment Term”).

2.  Duties and Responsibilities.

(a)     General.  During the Employment Term and subject to Subsection (b) of this Section 2, the Executive shall serve as the Chairman of the Board and shall perform such duties, services and responsibilities on behalf of the Company and its subsidiaries as may be determined from time to time by the Board.  In performing such duties hereunder, the Executive will report directly to the Board.  The Executive shall devote substantial business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company.

(b)           Transition of Certain Responsibilities.  The Executive and the Company agree that the Executive’s duties and responsibilities hereunder shall be transitioned to the CEO over the course of the Employment Term.  The Executive shall meet with the Compensation Committee of the Board (“Compensation Committee”) or its Chairman at such times as the Chairman of the Compensation Committee shall request to discuss the progress of the Executive in transitioning these responsibilities.

3.           Cash Compensation.  In full consideration of the performance by the Executive of the Executive’s obligations during the Employment Term, the Executive shall be compensated as follows:

(a)           Base Salary.  The Executive shall be eligible to receive a base salary during the Employment Term at an annual rate of $1,250,000 per year (the “Base Salary”).  The Base Salary is payable in accordance with the normal payroll practices of the Company then in effect.

(b)           Incentive Bonus.  The Executive shall participate in the Company’s cash bonus plans, with an on-target bonus percentage of 100% (0-200%) of base salary, provided that for bonus purposes his base salary shall be deemed to be $400,000 and that no personal multiplier shall apply in the calculation of his bonus (the “Bonus”).

(c)           Clawback.  If the Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct has contributed to the Company having to restate all or a portion of its financial statements the Compensation Committee may if it determines in its sole judgment that it is in the Company’s interest to do so require reimbursement by the Executive of any payment made under any bonus arrangement where: (i) the payment under that bonus arrangement was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission and/or the satisfaction of financial results or other performance metric criteria which the Compensation Committee subsequently determined were materially inaccurate; (ii) the Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct contributed to the need for the restatement and/or inaccuracy; and (iii) a lower bonus payment or award would have been made to the Executive based upon the restated financial results or accurate financial results or performance metric criteria. In any such case the Company may, to the extent permitted by applicable law, recover from the Executive, whether or not he remains in employment with the Company, the amount by which the Executive’s bonus payment/award for the relevant period exceeded the lower payment/award, if any, that would have been made based on the restated financial results or accurate financial results or performance metric criteria. The Executive agrees that he will upon demand by the Company repay to the Company the sum so demanded within 21 days of receiving the demand for payment and whether or not he remains the employee of the Company together with interest whichever is the greater of 5% or 1% above the Bank of England minimum lending rate from time to time from the date of the bonus payment or award to the date of actual repayment.

4.           Equity-Based Compensation.   As of the date hereof, the Company will grant to the Executive 625,000 shares of common stock of the Company, on the terms and conditions as described on Exhibit A and as set forth in the Restricted Stock Agreement attached in Exhibit A (the “Restricted Stock Agreement”).

5.           Benefits.  During the Employment Term, the Executive shall be entitled to: (i) participate in health insurance and life insurance plans, policies, programs and arrangements in accordance with the Company’s policy then in effect, to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement and (ii) reimbursement for travel expenses in accordance with the Company’s policy then in effect.

6.           Taxes.  The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding taxes.

7.           Termination.  The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):

(a)           The death of the Executive (“Death”).

(b)           The mutual agreement between the Company and the Executive that the employment of the Executive with the Company shall be terminated.

(c)           The termination of employment by the Company for Cause upon written notice (the “Cause Notice”) to the Executive specifying the conduct constituting Cause.  Termination of employment for “Cause” means:  (i) the Executive is convicted of any criminal offense including fraud or breach of trust, (ii) the willful or continued failure of the Executive to perform the Executive’s duties hereunder (other than as a result of physical or mental illness) or (iii) in carrying out the Executive’s duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”).  For all purposes of the Executive’s employment by the Company, if the Executive’s employment is terminated for Cause, the effective date of such termination shall be the date of delivery of the Cause Notice.

(d)           The termination of employment by the Company if the Executive is Disabled.  “Disabled” shall mean that the Executive, as of any date, has been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable.

(e)           The termination of employment by the Company other than (i) for Cause, being Disabled or Death or (ii) a termination described in Subsection (f) of this Section 7.

(f)           The termination of the Executive’s employment as of 30 April 2010 upon a vote, prior to such date, of a majority of the then current members of the Board excluding the Executive, the Company’s chief executive officer and any other members of the Board who are executives of the Company.

In the event of termination of the Executive’s employment, for whatever reason (other than Death), the Executive agrees to cooperate with the Company, its subsidiaries and affiliates and to be reasonably available to the Company, its subsidiaries and affiliates with respect to continuing and/or future matters arising out of the Executive’s employment hereunder or any other relationship with the Company, its subsidiaries or affiliates, whether such matters are business-related, legal or otherwise.

Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, any member of the Company Affiliated Group, as applicable, and shall execute all such documentation required to evidence any such resignations.

8.           Termination Payments.

(a)           If the Executive’s employment with the Company terminates pursuant to Subsection (a), (b), (c) or (d) of Section 7 (or, for the avoidance of doubt, upon expiration of the Employment Term), the Company shall pay the Executive:  (i) any accrued and unpaid Base Salary as of the Termination Date and (ii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Executive (the “Accrued Compensation”).

(b)           If the Executive’s employment with the Company terminates pursuant to Subsection (e) or Subsection (f) of Section 7, subject to the Executive’s continued compliance with Section 9 and subject to the release described in Subsection (d) of this Section 8 becoming effective:

(i)           the Company shall pay the Executive the Accrued Compensation;

(ii)           for the shorter of (A) the remainder of the Employment Term or (B) the one-year period following the Termination Date, the Company shall continue to pay the Executive the Base Salary in accordance with the normal payroll practices of the Company;

(iii)           the Company shall pay, to the extent unpaid, the Bonus with respect to services performed in 2009 and 2010 at the same time as such bonuses are paid to employees generally and subject to the performance criteria to which such Bonus would have been subject had the Executive remained employed through the end of the Employment Term; provided, that, notwithstanding the foregoing, any Bonus payable with respect to services performed in 2009 shall be paid in 2010 and any Bonus payable with respect to services performed in 2010 shall be paid in 2011;

(iv)           all unvested shares of Restricted Stock granted under Section 3(i) of the Restricted Stock Agreement shall remain outstanding and eligible to become vested at the time and subject to attainment of the performance conditions specified therein; and

(iv)           all unvested shares of Restricted Stock granted under Section 3(ii) of the Restricted Stock Agreement with respect to which the fiscal year specified therein has not been completed as of the Termination Date shall become vested on the Termination Date without regard to whether the performance conditions relating thereto are satisfied (and, for the avoidance of doubt, Section 5 of the Restricted Stock Agreement shall apply to all unvested shares of Restricted Stock granted under Section 3(ii) of the Restricted Stock Agreement with respect to which the applicable fiscal year has been completed but with respect to which the Compensation Committee’s determination whether the applicable performance conditions have been satisfied has not been made as of the Termination Date).

(c)           If the Executive’s employment with the Company terminates pursuant to Subsection (a) of Section 7, any shares granted under the Restricted Stock Agreement and not then forfeited pursuant to the terms thereof shall become vested on the Termination Date.

(d)           Release; Full Satisfaction.  Notwithstanding any other provision of this Agreement, no severance pay or other benefits provided pursuant to Subsection (b) of this Section 8 shall become payable or become vested under this Agreement unless and until the Executive executes a general release of claims substantially in a form attached hereto as Exhibit B (as reasonably revised by the Company for changes in applicable laws); provided, that such release becomes effective not later than 45 days following the date of termination of employment.  The first installment of severance pay to which the Executive becomes entitled pursuant to Subsection (b)(ii) of this Section 8 shall be made on the next payroll date following the effectiveness of the release as of which commencement is administratively practicable and shall include the amounts that would have otherwise been paid during the period between the Termination Date and the effectiveness of the release.  The payments to be provided to the Executive pursuant to this Section 8 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

(e)           Effect of Section 409A of the Internal Revenue Code.  If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, any severance payments to the Executive which are subject to Section 409A shall not commence until six months from the Termination Date, and the first payment after such period shall include all prior severance payments that would have been paid during such six month period if Section 409A had not been applicable thereto.

9.           Executive Covenants.

(a)           Confidentiality.  The Executive agrees and understands that the Executive has been, and in the Executive’s position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including without limitation technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets.  The Executive will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive’s breach of the Executive’s obligations hereunder and (ii) the Executive may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Executive’s duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  The Executive shall comply with the Company’s data protection policies.  Upon termination of the Executive’s employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive’s services to the Company Affiliated Group during or prior to the Employment Term.

(b)           Non-Competition and Non-Solicitation. During the period commencing upon the Restatement Effective Date and ending on the one-year anniversary of the termination of the Executive’s employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, colleague, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive’s services to the Company Affiliated Group), directly or indirectly:

(i)           perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile  communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the “Core Businesses”); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)           hire any individual who is, or within the six months prior to the Executive’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year; or

(iii)           solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive’s employment;

provided, that, notwithstanding the foregoing, the Executive shall not be deemed to be in violation of clause (i) or (iii) of the foregoing by virtue of acting as an attorney (as partner, associate, shareholder, member or employee) or as vice president, director or managing director or similar position at any accounting firm, law firm, investment banking firm or consulting firm, institutional investor or similar entity, in each case so long as the Executive takes reasonable steps to insulate himself from the businesses and activities of any such entity that relate to the Core Businesses during any period that this Section 9(b) is in effect.

(c)           Proprietary Rights.  The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein.  These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(d)           Remedies.  The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company, its subsidiaries and/or its affiliates for which the Company, its subsidiaries and/or its affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or its affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company, its subsidiaries and/or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 9 are reasonable and necessary to protect the businesses of the Company Affiliated Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.  Should a court, arbitrator or other similar authority determine, however, that any provision of the covenants contained in this Section 9 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries and/or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.

10.           Executive’s Representation.  The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer.

11.           Indemnification.

(a)           To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys’ fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive’s service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s acts of misappropriation of funds or actual fraud).  In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall promptly pay to the Executive to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced.  The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld.  This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise.

(b)           Directors’ and Officers’ Insurance.  The Company shall use its best efforts to maintain commercially reasonable directors’ and officers’ liability insurance during the Employment Term.

12.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

13.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to:

If to the Company:               Virgin Media Inc.
909 Third Avenue
New York, New York 10022
Attn:  Secretary
Fax:  (212) 906-8497

with a copy to:                      Virgin Media Inc.
Bartley Wood Business Park
Hook, Hampshire RG27 9UP
Attn: HR Director

If to the Executive, to the address most recently provided by the Executive to the Company and contained in the Company’s records

14.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns.  Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

15.           Entire Agreement.  This Agreement (as amended and restated hereby), the Restricted Stock Agreement and the agreements evidencing any prior grants of equity compensation set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, between them as to such subject matter, including the agreement between the Executive and the Company dated 5 July 2006, which shall be null and void.

16.           Data Protection.  In accordance with relevant data protection legislation, the Company will hold and process the information it collects relating to the Executive in the course of the Executive’s employment for the purposes of employee administration, statistical and record keeping purposes, including information for occupational health and pension purposes.  This may include information relating to the Executive’s physical or mental health.  Some of the Executive’s information may be processed outside the European Economic Area, including without limitation in the United States.  The Executive’s information will be treated confidentially and will only be available to authorized persons.

17.           Withholding: Social Security.  The Company shall have the right to withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city, foreign or other taxes and social security or similar payments as shall be required to be withheld pursuant to any law or governmental regulation or ruling.   Notwithstanding the foregoing, the Executive shall remain responsible for all such amounts as he may owe in respect of his compensation hereunder.  Any payments made pursuant to this Agreement will be subject to US social security deductions for the Employment Term and the Company and the Executive shall be responsible for making their respective employer and employee contributions thereto, and the Executive hereby authorizes the Company to deduct from any payments to be made to the Executive his employee social security contributions and remit these to the relevant authority.

18.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to any principles of conflict of laws which might result in the application of the laws of any other jurisdiction.  The Executive irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and any federal court sitting in the State of New York. Each of the parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Agreement and the employment and other matters that are the subject of this Agreement and agrees that any such action, claim or proceeding may be brought exclusively in a federal or state court sitting in the State of New York.

20.           Modifications and Waivers.  No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto.  No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

21.           Headings.  The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of the Compensation Committee of the Board of Directors, and the Executive has hereunto set his hand, on the day and year first above written.

Company:

Virgin Media Inc.

By:	/s/ Bryan H. Hall
Name: Bryan H. Hall
Title: General Counsel

Executive:

/s/ James F. Mooney
James F. Mooney

[Signature Page to Second Amended & Restated Employment Agreement]

EXHIBIT A

VIRGIN MEDIA INC.

RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT, dated as of 3 July 2009, between Virgin Media Inc., a Delaware corporation (the “Company”), and James F. Mooney (the “Executive”), effective as of 1 May 2009.

WHEREAS, the Executive is employed by the Company under the Second Amended & Restated Employment Agreement, effective as of 1 May 2009 (the “Employment Agreement”) and which has a term thereunder which expires on 30 December 2010 (such term, as may be extended by amendment of the Employment Agreement, the “Term”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and approved the terms of this Agreement and the Employment Agreement;

WHEREAS, the Company wishes to grant to the Executive, and the Executive wishes to accept from the Company, shares of common stock of the Company, par value $0.01 per share (the “Restricted Stock”), to be granted pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan (the “Plan”);

NOW, THEREFORE, the parties hereto agree as follows:

1.           Grant of Restricted Stock.  The Company hereby grants to the Executive, and the Executive hereby accepts from the Company, 625,000 shares of Restricted Stock on the terms and conditions set forth in this Agreement.  This Agreement is also subject to the terms and conditions set forth in the Plan.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

2.           Rights of Executive.  Except as otherwise provided in this Agreement, the Executive shall be entitled, at all times on and after the date that the shares of Restricted Stock are issued, to exercise all the rights of a stockholder with respect to the shares of Restricted Stock (whether or not the Transfer Restrictions thereon shall have lapsed), including the right to vote the shares of Restricted Stock and the right, subject to Section 6 hereof, to receive dividends thereon.  Notwithstanding the foregoing, prior to the “Release Date” (as defined in Section 4.1), the Executive shall not be entitled to transfer, sell, pledge, hypothecate, assign or otherwise dispose of or encumber, the shares of Restricted Stock (collectively, the “Transfer Restrictions”), except that, as provided in Section 4.1, the Executive may sell such number of shares as is reasonably necessary to pay for any US federal or state income tax that may apply as a result of vesting upon the occurrence of the relevant Lapse Date but in no event more than 45% of such shares.

3.           Vesting and Lapse of Transfer Restrictions.  The Transfer Restrictions on the Restricted Stock shall lapse and the Restricted Stock granted hereunder shall vest as follows:

(i)
Annual Group Simple Cash Flow. As to the number of shares set forth below if performance conditions relating to annual group simple cash flow attributable to each of the Company’s fiscal years shown below, established by the Compensation Committee in respect of the Company’s 2009-2011 long-term incentive plan, have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31 of the relevant fiscal year shown below:

No of Shares	Relevant Fiscal Year	Lapse Date
187,500	2009	May 15, 2010
125,000	2010	May 15, 2011

Notwithstanding anything to the contrary provided in the Plan or otherwise, the Transfer Restrictions on all of these shares of Restricted Stock which are then outstanding shall not lapse and such shares of Restricted Stock shall not vest solely due to the occurrence of an Acceleration Event.

(ii)
Comprehensive List of Objectives.  As to the number of shares set forth below if performance conditions relating to a comprehensive list of objectives established by the Compensation Committee in respect of the Company’s fiscal year below have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31 of the relevant fiscal year shown below:

No of Shares	Relevant Fiscal Year	Lapse Date
187,500	2009	May 15, 2010
125,000	2010	May 15, 2011

Notwithstanding anything to the contrary provided in the Plan or otherwise, the Transfer Restrictions on all of these shares of Restricted Stock which are then outstanding shall not lapse and such shares of Restricted Stock shall not vest solely due to the occurrence of an Acceleration Event.

The Compensation Committee shall meet to determine whether such performance conditions have been met promptly after the completion by the Company of the financial reports or other information in respect of an applicable fiscal year necessary to make such determination.  The restrictions on the shares of Restricted Stock subject to this Section 3.1 shall lapse on the date that the Compensation Committee determines that the applicable performance conditions have been met in respect of an applicable fiscal year (such date, the “Lapse Date”), and the shares of Restricted Stock shall be forfeited if the Compensation Committee determines that such performance conditions have not been met.  In no event shall the date of such determination occur later than the last day of the fiscal year immediately following the fiscal year to which the performance conditions relate.

4.           Escrow and Delivery of Shares.

4.1           Certificates representing the shares of Restricted Stock shall be issued and held by the Company in escrow and shall remain in the custody of the Company until the earlier of (i) the final Lapse Date (May 15, 2011) or (ii) the date of the Executive’s termination of employment with respect to shares of Restricted Stock that would vest on such date pursuant to the terms of the Employment Agreement (the earlier of (i) and (ii), the “Release Date”); provided, that in connection with any Lapse Date, the Company shall deliver to the Executive a sufficient number of shares that have become vested on such Lapse Date with a value equal to the Withholding Tax requirements, if any (but in no event more than 45% of such vested shares) (the “Withholding Shares”).  As soon as practicable after the Release Date, the shares of Restricted Stock that have become vested pursuant to Section 3 hereof that have not previously been delivered to the Executive shall be delivered to the Executive or the Executive’s estate, subject to the delivery of any documents which the Company in its discretion may require as a condition to the issuance of shares, and so long as the Executive has satisfied all applicable Withholding Tax requirements with respect to the Restricted Stock.

4.2           The Executive shall receive, hold, sell, or otherwise dispose of those shares delivered to the Executive pursuant to Section 4.1 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

4.3           Prior to the Release Date (or such earlier date that is applicable to the Withholding Shares), each stock certificate shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Agreement (the “Agreement”) between the registered owner of the shares represented hereby and the Company.  Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Secretary of Virgin Media Inc.”

5.           Effect of Termination of Employment for any Reason.  Upon termination of the Executive’s employment with the Company and its Affiliates, if applicable, for any reason, the Executive shall forfeit the shares of Restricted Stock which are then subject to the Transfer Restrictions, and, from and after such forfeiture, such shares of Restricted Stock shall cease to be outstanding and the Executive shall have no rights with respect thereto; provided, that, if the Executive’s employment shall terminate after the end of a fiscal year of the Company and prior to the date of the determination as to whether the performance conditions applicable to such fiscal year have been met, the shares of Restricted Stock subject to vesting in respect of such fiscal year shall remain outstanding following the termination of the Executive’s employment and shall vest or be forfeited when such determination is made, in either case based on such determination; and provided, further, that the shares of Restricted Stock shall be subject to vesting to the extent provided in the Employment Agreement.

6.           Dividend Rights.  All dividends declared and paid by the Company on shares of Restricted Stock shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3 hereof (and shall be subject to forfeiture upon forfeiture of the shares of Restricted Stock as to which such deferred dividends relate).  The deferred dividends shall be held by the Company for the account of the Executive.  Upon the Lapse Date, the dividends allocable to the shares of Restricted Stock as to which the Transfer Restrictions have lapsed shall be paid to the Executive (without interest).  The Company may require that the Executive invest any cash dividends received in additional Restricted Stock which shall be subject to the same conditions and restrictions as the Restricted Stock granted under this Agreement.

7.           No Right to Continued Employment.  Nothing in this Agreement shall be interpreted or construed to confer upon the Executive any right with respect to continuance of employment by the Company or any of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or any such Affiliate to terminate the Executive’s employment at any time.

8.           Withholding of Taxes.  The Executive shall pay to the Company, or the Company and the Executive shall agree on such other arrangements necessary for the Executive to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting and delivery of the shares.  The Company shall have the right to deduct from any payment of cash to the Executive an amount equal to the Withholding Taxes in satisfaction of the Executive’s obligation to pay Withholding Taxes.

9.           Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.           Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

11.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

12.           Successors in Interest; Transfer.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and successors.  All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive’s heirs, executors, administrators and successors.  This Agreement is not assignable by the Executive.

[The remainder of this page is intentionally blank.]

VIRGIN MEDIA INC.
Name: Bryan H. Hall Title: Secretary and General Counsel
EXECUTIVE
James F. Mooney

EXHIBIT B

Release Agreement

WHEREAS, James F. Mooney (the “Executive”) was employed by Virgin Media Inc. (the “Company”) as its Chairman of the Board of Directors pursuant to the Second Amended and Restated Employment Agreement, dated July 3, 2009 (the “Employment Agreement”);

NOW, THEREFORE, the Executive voluntarily, knowingly and willingly accepts the payments and benefits to be made under the Employment Agreement (the “Payments and Benefits”) in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive’s employment or the termination of that employment and agrees to the terms of this Release Agreement.

1.           The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement and does not revoke it pursuant to paragraph 5 hereof. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having been advised to, and had the opportunity to, obtain legal advice in the United States.

2.           The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and any other U.S. or foreign federal, state or local law or judicial decision.

3.           The Executive represents that he has not sought, directly or indirectly, any personal recovery by means of any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.           Nothing herein shall be deemed to release (i) any of the Executive’s rights to the Payments and Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company’s employee benefit plans and arrangements, or the Company’s Director & Officer insurance programs) or (iii) any claim for indemnification as provided under Section 11 of the Employment Agreement.

5.           The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least twenty-one (21) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation.  Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

6.           This Release Agreement together with the Employment Agreement (as amended hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

7.           Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable.  If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

11.           This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of ______________ .

THE EXECUTIVE

James F. Mooney

VIRGIN MEDIA INC.

By:
Name:
Title: